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                          MARTIN CURRIE BUSINESS TRUST

                                 CODE OF ETHICS
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                              Adopted May 23, 1994


     In order to ensure that personnel of Martin Currie Business Trust (the "Trust") comply with the requirements of Section 17(j) of the Investment Company Act of 1940 (the "Act") and of Rule 17j-1 thereunder, the Trustees of the Trust has adopted the Code of Ethics set forth below.

     Certain of the officers and Trustees of the Trust are officers of the Trust's investment adviser, (the "Manager"). The Manager reviews and determines investment policies for the Trust, and manages the day-to-day investment affairs of the Trust, including selecting securities to be purchased, held and sold, and placing orders for portfolio transactions.

     Accordingly, it is expected that any personnel of the Trust who are not officers of the Manager will not constitute an "advisory person" of the Trust within the meaning of the first clause of the definition of that term and it is expected that personnel of the Trust who are not also personnel of the Manager will not know when a security is being considered for purchase or sale by the Trust or is being purchased or sold by the Trust.

I.   DEFINITIONS

     (A) "Access person" means any Trustee, officer, general partner, or advisory person of the Trust.

     (B) "Advisory person" means (i) any employee of the Trust or of any company in a control relationship to the Trust, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Trust who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of a security.

     (C) A security is "being considered for purchase or sale" when a recommendation to purchase or sell such security has been made and communicated or, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

     (D) A security is "being purchased or sold" by the Trust from the time when a purchase or sale program relating to such security has been communicated to the person who

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places the buy and sell orders for the Trust until the time when such program has been fully completed or terminated.

     (E) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires.

     (F) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act. Section 2(a)(9) provides that "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

     (G) "Disinterested Trustee" means a Trustee of the Trust who is not an "interested person" of the Trust within the meaning of Section 2(a)(19) of the Act.

     (H) "Purchase or sale of a security" includes, INTER ALIA, the writing of an option to purchase or sell a security.

     (I) "Security" shall have the meaning set forth in Section 2(a)(36) of the Act, except that it shall not include securities issued by the Government of the United States, short term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Act, bankers' acceptances, bank certificates of deposit, commercial paper and other money market instruments, shares of registered open-end investment companies, or such other securities as may be excepted from time to time under Rule 17j-1 of the Act.

     (J) "Security held or to be acquired" by the Trust means any security which, within the most recent fifteen days, (i) is or has been held by the Trust, or (ii) is being or has been considered by the Trust or its investment adviser for purchase by the Trust.

A person who normally only assists in the preparation of public reports, or receives public reports, but receives no information about current recommendations or trading, is neither an "advisory person" nor an "access person". A single instance or infrequent, inadvertent instances of obtaining knowledge do not make one either then or for all times an advisory person. Under the definition of "advisory person" the phrase "makes . . . the purchase or sale" means someone who places orders or otherwise arranges transactions. An advisory person or access person of the Trust does not include an employee of a company in a control relationship to the Trust where such company is required to have a code of ethics containing provisions reasonably necessary to prevent its access persons from engaging in any act, practice or course of business prohibited by Rule 17j-1(a) and such employee is required to report his transactions to such company.


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II.  EXEMPTED TRANSACTIONS

     The prohibitions of Section III of this Code shall not apply to the following transactions by an access person:

     (1) Purchases or sales over which the access person has no direct or indirect influence or control.

     (2) Purchases or sales of securities which are not eligible for purchase or sale by the Trust, as determined by reference to the Act and relevant blue sky laws and regulations thereunder, the investment objectives and policies and investment restrictions of the Trust and its Funds, undertakings made to regulatory authorities, and other policies adopted from time to time by the Trust, the Manager or any sub-adviser.

     (3) Purchases or sales which are nonvolitional on the part of either the access person or the Trust including purchases or sales upon the exercise of puts or calls written by the access person and sales from a margin account pursuant to a bona fide margin call.

     (4) Purchases which are part of an automatic dividend reinvestment plan.

     (5) Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

     (6) Transactions which appear to the President of the Trust to present no reasonable likelihood of harm to the Trust which are otherwise in accordance with Rule 17j-1 and which the President has authorized in advance. Such transactions would normally include purchases or sales of up to 500 shares of a security which is being considered for purchase or sale by the Trust (but not being purchased or sold) if the issuer has a market capitalization of over $1 billion.

     (7) Transactions which the Disinterested Trustees, after consideration of all the facts and circumstances, determine not to have been fraudulent, deceptive or manipulative as to the Trust.

III. PROHIBITED PURCHASES AND SALES

     (a) No access person shall, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by the Trust:

     (1)    employ any device, scheme or artifice to defraud the Trust;


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     (2)    make to the Trust any untrue statement of a material fact or omit to state to the Trust a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

     (3) engage in any act, practice or course of business which would operate as a fraud or deceit upon the Trust; or

     (4)    engage in any manipulative practice with respect to the Trust.

     (B) In this connection, subject to the exceptions stated in Section II of this Code, it shall be impermissible for any access personal to purchase or sell, directly or indirectly, any security (or any option to purchase or sell such security) in which he has, or by reason of such transactions acquires, any direct or indirect beneficial ownership and which he actually knows at the time of such purchase or sale:

     (1)    is being considered for purchase or sale by the Trust; or

     (2)    is being purchased or sold by the Trust.

     (C) Any access person who questions whether a contemplated transaction is prohibited by this Code should discuss the transaction with the President of the Trust prior to proceeding with the transaction.

IV.  REPORTING

     (A) Every access person shall file with the Clerk of the Trust a report containing the information described in Section IV(C) of this Code with respect to transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership (regardless of whether such transaction is listed in Section II(2)-(6); provided, however, that such access person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control if such person certifies such fact to the Trust, and provided, further, that the term "security" does not include the savings or demand deposit accounts of access persons with banks or thrifts or other instruments not included in the definition of such term included in Section I(I).

     (B) A Disinterested Trustee of the Trust need only report a transaction if, at the time of that transaction, such Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that, during the 15-day period immediately preceding or following the date of the transaction by the Trustee, such security is or was purchased or sold by the Trust or is or was being considered by the Trust or the Manager for purchase or sale by the Trust. (The "should have known" standard implies no duty of inquiry, does not presume that there should have been any deduction or extrapolation from discussions or


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memoranda dealing with tactics to be employed in meeting the Trust's investment objectives, or that any knowledge is to be imputed because of prior knowledge of the Trust's portfolio holdings, market considerations, or the Trust's investment policies, objectives and restrictions.)

     (C) Every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

     (1) The date of the transaction and the titles and number of shares or principal amount of each security involved;

     (2) The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition), including information sufficient to establish any exemption listed in Section II(2)-(6) which is relied upon;

     (3)    The price at which the transaction was effected; and

     (4) The name of the broker, dealer or bank with or through whom the transaction was effected.

     (D) If an access person is not required to file such a report for any quarter because no reportable transactions were effected by such access person or because any transaction effected by such access person was for an account over which he or she has no direct or indirect influence or control, such access person (except for Trustees who are not interested persons) shall certify these facts to the Trust within 10 days of the end of such calendar quarter.

     (E) The making of such report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates, and the existence of any report shall not be construed as an admission that any event reported on constitutes a violation of Section III(A) hereof.

V.   REVIEW AND ENFORCEMENT

     (A)    REVIEW

     (1) The President of the Trust or his delegate shall compare the reported personal securities transactions with completed and contemplated portfolio transactions of the Trust to determine whether any transactions listed in Section III ("Reviewable Transactions") may have occurred.

     (2) If the President of the Trust determines that a Reviewable Transaction may have occurred, the President shall then determine whether a violation of this Code


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            may have occurred, taking into account all the exemptions provided under Section II. Before making any determination that a violation has been committed by an individual, the President shall give such person an opportunity to supply additional information regarding the transaction in question.

     (B)    ENFORCEMENT

     (1) If the President determines that a violation of this Code may have occurred, the President shall promptly report the possible violation to the Trustees of the Trust. The Trustees, with the exception of any person whose transaction is under consideration, shall take such action as they consider appropriate, including imposition of any sanctions that they consider appropriate, which sanctions may include, among others, a letter of censure, suspension of the right to trade for his [or her] own account or suspension or termination of the employment of the violator.

     (2) No person shall participate in the determination of whether he or she has committed a violation of this Code or in the imposition of any sanction against himself or herself. If a securities transaction of the President of the Trust is under consideration a Trustee or other officer of the Trust designated for the purpose by the Trustees of the Trust shall act in all respects in the manner prescribed herein for the President.

VI.  INVESTMENT ADVISER'S CODE OF ETHICS

     Any investment manager, adviser or sub-adviser and any principal underwriter of the Trust shall:

     (1) Submit to the Board of Trustees of the Trust a copy of a Code of Ethics adopted pursuant to Rule 17j-1 and satisfactory to the Trust;

     (2) Promptly report to the Trust in writing any material amendments to such Code;

     (3) Promptly furnish to the Trust upon request at any time and from time to time copies of any reports made pursuant to such Code by any person who is an advisory person or access person as to the Trust; and

     (4) Immediately furnish to the Trust, without request, all material information regarding any violation of such Code by any person who is an advisory person or access person as to the Trust.

VIII. RECORDS


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     (A) The Trust shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) under the Act and shall be available for appropriate examination by representatives of the Securities and Exchange
Commission:

     (1) A copy of this Code and any other Code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place.

     (2) A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

     (3) A copy of each report made pursuant to this Code by any access person shall be preserved by the Trust for a period of not less than five years following the end of the fiscal year in which it is made, the first two years in an easily accessible place.

     (4) A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

     (B)    CONFIDENTIALITY

     All reports of securities transactions and any other information filed with the Trust pursuant to this Code shall be treated as confidential, except as regards appropriate examinations by representatives of the Securities and Exchange Commission.

VIII.  AMENDMENT; INTERPRETATION OF PROVISIONS

     The Trustees may from time to time amend this Code or adopt such interpretations of this Code as they deem appropriate.


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